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                                                                    Exhibit 10.1

                                    FORM OF


                              SEPARATION AGREEMENT


                                 BY AND BETWEEN


                          AMERICAN BANKNOTE CORPORATION


                                       AND


                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.










                         DATED AS OF [________ __,] 1998
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                              SEPARATION AGREEMENT


         SEPARATION AGREEMENT (this "Agreement"), dated as of the IPO Effective Date, is entered into by and between Parent and ABNH. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in Section 1.

         WHEREAS, the Board of Directors of Parent has determined that it is appropriate and desirable for Parent to sell for its account all of the shares of ABNH Common Stock owned by Parent; and

         WHEREAS, it is appropriate and desirable to set forth certain agreements of the parties in connection with the Separation;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

         Section 1. Definitions.

         For the purpose of this Agreement the following terms shall have the following meanings:

         "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise.

         "Agreement" means this Separation Agreement, including any Schedules hereto.

         "Ancillary Agreements" means any and all supplemental and other agreements and instruments contemplated by this Agreement or entered into in connection with this Agreement.

         "ABNH" means American Bank Note Holographics, Inc., a Delaware corporation.

         "ABNH Common Stock" means the Common Stock, $0.01 par value per share, of ABNH.
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         "ABNH Indemnitees" has the meaning set forth in Section 11.3.

         "Closing" means the receipt by Parent of the net proceeds of the shares of ABNH Common Stock sold by it in the IPO in accordance with the terms of the Underwriting Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission, including the members of its staff.

         "Environmental Law" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any subsequent time listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

         "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection with such liabilities.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under the Exchange Act.

         "GAAP" means generally accepted accounting principles.


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         "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "Indemnifying Party" has the meaning set forth in Section 11.4.

         "Indemnitee" has the meaning set forth in Section 11.4.

         "Indemnity Payment" has the meaning set forth in Section 11.4.

         "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         "Insurance Proceeds" means those monies:

         (a)      received by an insured from an insurance carrier;

         (b)      paid by an insurance carrier on behalf of the insured; or

         (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection of proceeds.

         "IPO" means the public offering of shares of ABNH Common Stock pursuant to the IPO Registration Statement.

         "IPO Effective Date" means [_____ __], 1998, which is the date on which the IPO Registration Statement was declared effective by the Commission.

         "IPO Registration Statement" means the registration statement, Registration No. 333-51845, on Form S-1 filed under the Securities Act, pursuant to which the ABNH Common Stock to be sold in the IPO has been registered.


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         "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, costs and expenses, including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind.

         "Parent" means American Banknote Corporation, a Delaware corporation.

         "Parent Group" means Parent and each Person (other than ABNH) that is an Affiliate of Parent immediately after the Closing Date.

         "Parent Indemnitees" has the meaning set forth in Section 11.2.

         "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         "Prime Rate" means the rate which The Chase Manhattan Bank (or any successor or other major money center commercial bank agreed to by the parties) announces from time to time as its prime lending rate, as in effect from time to time.

         "Prospectus" means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under the Securities Act.

         "Separation" means the transactions, arrangements and agreements embodied in this Agreement entered into by the parties in preparation for the sale by Parent of all ABNH Common Stock held by Parent.

         "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or


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by any one or more of its Subsidiaries, or by such Person and one or more of its
Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupations, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

         "Third Party Claim" has the meaning set forth in Section 11.5.

         "Underwriters" means the managing underwriters for the IPO.

         "Underwriting Agreement" means the underwriting agreement entered into among Parent, ABNH and the Underwriters with respect to the IPO.


         Section 2. Effect of Agreement. This Agreement is being executed and delivered on the IPO Effective Date to memorialize actions that have been taken by the parties prior to the IPO Effective Date in connection with the Separation, and to govern the conduct of the parties subsequent to the IPO Effective Date as to the matters addressed in this Agreement. If the Closing does not occur, this Agreement shall terminate.


         Section 3. Closing Date Unrestricted Cash. The parties acknowledge and agree that, as of the Closing Date, ABNH's unrestricted cash on hand is not likely to exceed a nominal amount, and that there is no requirement that Parent take any action to cause ABNH's unrestricted cash on hand to be any particular amount. Prior to the Closing Date, Parent shall be entitled to all unrestricted cash of ABNH.


         Section 4. Certain Tax Matters.

         4.1 Consolidated, Combined and Unitary Income Tax Returns. Parent will include the income of ABNH (including any deferred income required to be recognized under Treasury


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Regulation Sections 1.1502-13 and any excess loss account taken into income under Treasury Regulation Sections 1.1502-19) on the Parent consolidated federal income tax returns (and on any state, local and foreign income tax returns filed by Parent on a consolidated, combined or unitary basis) for all periods that end prior to or include the Closing Date and will pay all Taxes assessed, and retain for its own account any refunds received, with respect to such income tax returns, provided that ABNH shall, no later than 10 days following receipt of notice from Parent requesting such payment, pay to Parent the amount of any Taxes to the extent incurred or treated as being incurred by ABNH or arising with respect to the activities of ABNH. ABNH will furnish all information reasonably required by Parent for inclusion in Parent' consolidated, combined or unitary income tax returns in accordance with ABNH's past custom and practice. Parent will allow ABNH an opportunity to review and comment on such income tax returns (including any amended returns) to the extent they relate to ABNH. ABNH will include its income on its separate income tax returns for all taxable periods beginning after the Closing Date. The income of ABNH will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of ABNH as of the end of the Closing Date, unless Parent and ABNH elect ratable allocation pursuant to Treasury Regulation Sections 1.1502-76(b)(2)(ii). ABNH shall assign and pay over to Parent all refunds of Taxes with respect to any period ending on or before the Closing Date, or with respect to which Parent has agreed to indemnify ABNH under Section 11.3(iii). For all purposes of this Section and Sections 4.3, 11.2 and 11.3, Taxes shall be treated as incurred by ABNH, whether or not actually assessed or paid, if and to the extent such Taxes would be incurred and payable by ABNH if ABNH filed its returns on a separate company basis.

         4.2 Separate Tax Returns. For all periods following the Closing Date, and for all periods ending prior to or on the Closing Date with respect to state, local and foreign income and other tax returns not filed by Parent and ABNH on a consolidated, combined or unitary basis, Parent and ABNH will file their tax returns for state, local and foreign income tax purposes and all other tax returns on a separate basis and, subject to Sections 11.2 and 11.3, shall be separately responsible for all Taxes assessed with respect to such returns.

         4.3 Audits. Parent will allow ABNH and its counsel to participate at ABNH's own expense in any audits of the federal, state, local or foreign consolidated, combined or unitary income tax returns of Parent to the extent that such returns relate to ABNH. ABNH shall indemnify Parent for attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) whatsoever reasonably incurred in connection with any such audit to the extent such audit relates to Taxes incurred by ABNH or arising with respect to the activities of ABNH. Parent will not settle any such audit in a manner that would adversely affect ABNH after the Closing Date,


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unless such settlement would be reasonable in the case of a person that owned
ABNH both before and after the Closing Date.

         4.4 Post-Closing Elections. At Parent's request, ABNH will make or join with Parent in making any election for Tax purposes if the making of such election does not have a material adverse impact on ABNH for any taxable period after the Closing Date.

         4.5 Termination of Other Tax Sharing Agreements. Any Tax sharing or allocation agreements between Parent and ABNH other than this Agreement shall terminate on the Closing Date.


         Section 5. Insurance Matters.

         5.1 New Policies. On or prior to the date hereof, ABNH obtained binders for such new business insurance policies as it deems necessary and proper for the conduct of its business, which policies by their terms became or become effective no later than the Closing Date. ABNH is responsible for paying all premiums required under such policies and, to the extent any such premiums became due prior to the IPO Effective Date, ABNH has paid such premiums.

         5.2 Tail Coverages. ABNH is or has been a named insured under various blanket business insurance policies owned by Parent (the "Parent Blanket Policies"). Parent has made available to ABNH the opportunity to purchase extended discovery period coverage for the benefit of ABNH under the Parent Blanket Policies, and ABNH has purchased such extended discovery period coverages as it deems necessary and proper for the conduct of its business.

         5.3 Refunds and Adjustments, etc. The parties acknowledge that certain of the premiums paid by Parent under the Parent Blanket Policies are subject to reduction after the applicable insurer audits the related claims history. Refunds reflecting any such reductions shall be solely for the account of Parent, and ABNH shall have no claim with respect thereto. To the extent that ABNH receives any such refund, ABNH shall immediately pay it over to Parent. ABNH shall indemnify Parent for the full amount of any retroactive premium adjustment or similar charge, with respect to workers' compensation or other insurance, arising out of the activities of ABNH. Any retroactive adjustments for ABNH from prior years shall be paid by ABNH.

         5.4 Workers' Compensation. Effective as of Closing Date (the "WC Switch Date"), ABNH obtained such workers' compensation insurance arrangements as it deems necessary and proper for the conduct of its business, and ABNH shall be solely responsible for all workers' compensation claims of ABNH employees incurred after the WC Switch Date.


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         Section 6. Lien and Guaranty Releases. It is the parties' intention that, from and after the Closing Date, (a) no assets (including, without limitation, cash balances in bank accounts and rights as lessee) or capital stock of ABNH will be subject to any lien, security interest, mortgage or other encumbrance relating to any indebtedness of Parent or of any member of the Parent Group, and ABNH will have no obligation, as guarantor or otherwise, for any indebtedness of Parent or of any member of the Parent Group, and (b) no assets (including, without limitation, cash balances in bank accounts and rights as lessee) or capital stock of Parent will be subject to any lien, security interest, mortgage or other encumbrance relating to any indebtedness of ABNH, and Parent will have no obligation, as guarantor or otherwise, for any indebtedness of ABNH. If, after the Closing Date, any lien or guaranty is discovered that encumbers any asset or capital stock of ABNH, or under which ABNH has any obligation, and that relates to any indebtedness of Parent or of any member of the Parent Group, Parent shall take all actions that shall be necessary to obtain the release of such lien or guaranty. If, after the Closing Date, any lien or guaranty is discovered that encumbers any asset or capital stock of Parent, or under which Parent has any obligation, and that relates to any indebtedness of ABNH, ABNH shall take all actions that shall be necessary to obtain the release of such lien or guaranty.


         Section 7. Asset Transfer. As of the Closing Date, (a) Parent shall execute and deliver to ABNH a quitclaim bill of sale, transferring to ABNH any interest Parent might have in any of the assets used by ABNH in the conduct of its business and (b) ABNH shall execute and deliver to Parent a quitclaim deed, transferring to Parent any interest ABNH might have in any of the assets used by Parent in the conduct of its business which are not necessary for the conduct of ABNH's business.

         Section 8. Bank Accounts/Cash Management. Prior to the IPO Effective Date, ABNH has established such bank accounts as it deems to be necessary to conduct its business (and/or, with the assistance of Parent, has amended the authorizations relating to mutually agreed existing bank accounts so that they are controlled exclusively by ABNH personnel), and, where applicable, all authorizations, standing wire instructions and the like relating to ABNH's participation in Parent's cash management system have been terminated.


         Section 9. Employee Benefit Plans. Simultaneously with the execution of this Agreement, ABNH and Parent have executed the Employee Benefits Allocation Agreement attached as Schedule 13 hereto, which agreement constitutes the agreement between ABNH and Parent with respect to employee benefit aspects of the Separation.


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         Section 10. Termination of Agreements. Except for this Agreement and any Ancillary Agreements, in furtherance of the Separation, ABNH and Parent hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among ABNH, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Closing Date.


         Section 11. Mutual Releases; Indemnification.

         11.1 Release of Pre-Closing Claims. (a) Except as provided in Section 11.1(c), effective as of the Closing Date, ABNH does, for itself and its successors and assigns, remise, release and forever discharge Parent, the members of the Parent Group, their respective Affiliates (other than ABNH), successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities to ABNH, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date.

         (b) Except as provided in Section 11.1(c), effective as of the Closing Date, Parent does, for itself and each other member of the Parent Group, their respective Affiliates (other than ABNH), successors and assigns, remise, release and forever discharge ABNH, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of ABNH (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities to Parent or any of the Parent Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, except to the extent of such product warranty obligations or other Liabilities, if any, as may arise out of the provision of goods by ABNH to Parent or other members of the Parent Group or their respective Affiliates which are or have been customers of ABNH, which shall not be subject to or affected by the foregoing release.

         (c) Nothing contained in Section 11.1(a) or (b) shall impair any obligation under this Agreement or any Ancillary


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Agreement or any right of any Person to enforce this Agreement or any Ancillary
Agreement.

         11.2 Indemnification by ABNH. Except as provided in Section 11.4, ABNH shall indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnitees"), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                  (i) the IPO, the conduct by ABNH of its business, whether before or after the Closing Date, including as a result of guarantees by Parent of any obligations of ABNH, and the purchase of any goods or services from or through Parent prior to the Closing;

                  (ii) any breach by ABNH of this Agreement or any Ancillary Agreement;

                  (iii) Taxes incurred by ABNH (including any amounts assessed by a federal, state or local taxing authority), or arising with respect to the activities of, ABNH, with respect to any and all periods, whether ending before, on or after the Closing Date; and

                  (iv) the IPO, provided that such indemnification will be subordinate to any indemnity provided by ABNH to the Underwriters in connection with the IPO pursuant to the Underwriting Agreement, among ABNH, Parent and the Underwriters listed on Schedule A thereto, and no amount shall be paid pursuant to such indemnification until any amount which is then payable under the Underwriting Agreement is paid in full.

         11.3 Indemnification by Parent. Parent shall indemnify, defend and hold harmless ABNH, and each of its directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "ABNH Indemnitees"), from and against any and all Liabilities of the ABNH Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                  (i) the conduct by Parent or any member of the Parent Group, of their respective businesses at any time, including as a result of guarantees by ABNH of any obligations of Parent or any member of the Parent Group;

                  (ii) any breach by Parent or any member of the Parent Group of this Agreement or any Ancillary Agreement; and

                  (iii) Taxes incurred by, or arising with respect to the activities of, Parent or any member of the Parent Group, other than Taxes incurred by, or arising with respect to the activities of, ABNH, during or with respect to any and all periods ending before, on or after the Closing Date.

         11.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Section 11 will be net of Insurance Proceeds.


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         11.5 Procedures for Indemnification of Third Party Claims. (a) If an
Indemnitee shall receive notice or otherwise learn of the assertion by a Person of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to
Section 11.2 or 11.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 11.5(a) shall not relieve the related Indemnifying Party of its obligations under this Section 11, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

         (b) An Indemnifying Party may elect to defend (or, with respect to a Third partly Claim relating to Taxes to which Section 11.2(iii) applies, participate), and to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with
Section 11.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim.

         (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 11.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

         (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

         (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

         11.6 Additional Matters. (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond. If such Indemnifying Party does not respond within


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such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and any Ancillary Agreement.

         (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

         11.7 Remedies Cumulative. The remedies provided in this Section 11 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         11.8 Survival of Indemnities. The rights and obligations of each of Parent and ABNH and their respective Indemnitees under this Section 11 shall survive the Closing for a period of three years or, in the case of any Tax, for the longer of such period or the period of the applicable statute of limitations (including any period for which such statute is tolled or waived by agreement or otherwise).


         Section 12. Certain Business Matters. (a) Neither ABNH, Parent nor any member of the Parent Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any other of such Persons, (ii) doing business with any potential or actual supplier or customer of any other of such Persons, or (iii) engaging in, or refraining from, any other activities relating to any of the potential or actual suppliers or customers of any other of such Persons. Until the first anniversary of the Closing Date, ABNH shall not solicit any employee of Parent or of any member of the Parent Group to become an employee of ABNH, and neither Parent nor any member of the Parent Group shall solicit any employee of ABNH to become an employee of Parent or of any member of the Parent Group.


         Section 13. Late Payments. Any amount not paid when due pursuant to this Agreement or any Ancillary Agreement shall accrue interest at a rate per annum equal to the Prime Rate plus 1%.


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         Section 14. Exchange of Information. Each of Parent and ABNH agrees to provide, or cause to be provided, to each other, at any time after the Closing Date, as soon as reasonably practicable after written request, any Information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party,
(ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that if any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.


         Section 15. Confidentiality. Each of Parent and ABNH agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel, other advisors and representatives, and Subsidiaries to hold, in strict confidence, with at least the same degree of care that applies to Parent's confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Information concerning the other that is either in its possession (including Information in its possession prior to the Closing Date) or furnished by such other or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as contemplated by such agreements, except, in each case, to the extent that such Information has been
(i) in the public domain through no fault of such party or any of its directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party, which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party. In the event that any party either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party that is subject to the confidentiality provisions of this Agreement, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may subsequently disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.


         Section 16. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.


         Section 17. Miscellaneous.

         17.1 Counterparts; Entire Agreement. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         (b) This Agreement, any Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

         17.2 Governing Law. This Agreement and each Ancillary Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

         17.3 Assignability. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties to such agreements, respectively, and their respective successors and assigns; provided, however, that no party may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties.

         17.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or ABNH Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies under this Agreement, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

         17.5 Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

              If to Parent, to:     Secretary
                                    American Banknote Corporation
                                    200 Park Avenue
                                    New York, NY 10166

              If to ABNH, to:       Secretary
                                    American Bank Note
                                    Holographics, Inc.
                                    399 Executive Boulevard
                                    Elmsford, NY 10523

Any party may, by notice to the other party, change the address to which such notices are to be given.

         17.6 Severability. If any provision of this Agreement or any Ancillary Agreement or its application to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of such agreement, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by such agreement, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

         17.7 Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

         17.8 Publicity; Expenses. Prior to the Closing Date, each of ABNH and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Separation or any of the other transactions contemplated hereby. All expenses of ABNH and Parent incurred in connection with the implementation of the IPO and the Separation shall be for the account of ABNH, except for expenses incurred by Parent in connection with the Separation and Underwriters' commission for the shares of ABNH Common Stock to be sold in the IPO which shall be for the account of Parent. Notwithstanding the provisions of the foregoing sentence and of
Section 11.2(i), Parent shall pay all SEC filing fees and legal, accounting, printing and other similar out-of-pocket expenses directly relating to ABNH's participation in the completion of the IPO; provided however, that in the event the Underwriters exercise their over-allotment option to purchase Common Stock from ABNH, such expenses shall be allocated in such amounts and percentages as the parties shall agree.

         17.9 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

         17.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

         17.11 Amendments. No provision of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

         IN WITNESS WHEREOF, each of the parties has caused this Separation Agreement to be duly executed by its duly authorized officer as of the day and year first written above.



                               AMERICAN BANKNOTE CORPORATION



                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________



                               AMERICAN BANK NOTE HOLOGRAPHICS, INC.



                               By:_______________________________
                               Name:_____________________________
                               Title:____________________________